As filed with the Securities and Exchange Commission on November 4, 1998
                          Registration No. 333-62713

                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549




                                                    FORM S-3/A
                                                 (Amendment No. 1)
                                              REGISTRATION STATEMENT
                                                       Under
                                            The Securities Act of 1933




                                            CALIFORNIA PRO SPORTS, INC.
                                (Name of registrant as specified in its charter)

                  Delaware                                        84-1217733
         (State or Jurisdiction of                               (IRS Employer
         incorporation or organization)                     Identification No.)

1221-B South Batesville Road, Greer, South Carolina 29650        (864) 848-5160
(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                   Barry Hollander, Acting President
1221-B South Batesville Road, Greer, South Carolina 29650       (864) 848-5160


(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                     COPY TO:
                                                  Jehu Hand, Esq.
                                                    Hand & Hand
                                     24901 Dana Point Harbor Drive, Suite 200
                                           Dana Point, California 92629
                                                  (714) 489-2400
                                             Facsimile (714) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or
interest reinvestment plan, please check the following box:  [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[]



                                          CALCULATION OF REGISTRATION FEE


                                                     Proposed Maximum                   Proposed Maximum
     Title of Each Class of                   Amount to     Offering Price        Aggregate         Amount of
   Securities to be Registered              Be Registered    Per Share (1)     Offering Price   Registration Fee

Common Stock issuable upon
     conversion of Series B
     Convertible Preferred Stock(2).......    1,615,385            $1.00          $1,615,385          $476.54

Common Stock issuable upon
     conversion of Series C
     Convertible Preferred Stock(3).......    1,584,615            $1.00          $1,584,615          $474.59

Common Stock held by
     Selling Stockholders                     1,608,262            $1.00          $1,608,262          $474.44

Common Stock issuable upon
     exercise of Options(4)                    100,000             $1.00           $100,000           $29.50


Common Stock issuable upon
     exercise of options(5)                    100,000             $1.25           $125,000           $36.88
                                               200,000             $1.42           $284,000           $83.78
                                               200,000             $1.70           $340,000           $100.30
                                               100,000             $1.98           $198,000           $58.41
                                               100,000             $2.27           $227,000           $66.97
                                               100,000             $2.55           $255,000           $75.23
                                               100,000             $2.83           $283,000           $83.49
                                               100,000             $3.54           $354,000           $104.43
                                               100,000             $4.25           $425,000           $125.38


Total(6)(7)...........................        6,008,262                           $7,399,262         $2,189.94


(1)      Estimated solely for purposes of calculating the registration fee.

(2) Includes 1,615,383 shares estimated to be issuable upon conversion of 1,050 shares ($1,050,000 aggregate principal amount) of Series B 4% Convertible Preferred Stock convertible at 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion. The conversion price of $.65 per share is based upon the closing bid price of the Common Stock on August 14, 1998. The maximum offering price per share is based upon the closing price of the Common Stock on September 1, 1998, or $1.00 since it is higher than the estimated conversion price per share of the Series B 4% Convertible Preferred Stock (in accordance with Rule 457(g)).

(3) Includes 1,584,615 shares estimated to be issuable upon conversion of 1,030 shares ($1,030,000 aggregate principal amount) of Series C 4% Convertible Preferred Stock convertible at 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion. The conversion price of $.65 per share is based upon the closing bid price of the Common Stock on September 1, 1998. The maximum offering price per share is based upon the closing price of the Common Stock on September 1, 1998, or $1.00 since it is higher than the estimated conversion price per share of the Series C Convertible Preferred Stock (in accordance with Rule 457(g)).

(4) Includes options to purchase 100,000 shares at a price of $1.00 per share.

(5) Includes options to purchase shares of Common Stock at the prices indicated. The maximum offering price is based upon the exercise price of the options.


(6) Includes in each case shares issuable pursuant to antidilution provisions pursuant to Rule 416.


(7)      Paid herewith.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION


PROSPECTUS

                                            CALIFORNIA PRO SPORTS, INC.
                                         6,008,262 Shares of Common Stock
                                                 ($.01 par value)


         The estimated 6,008,262 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of California Pro Sports, Inc., a Delaware corporation (the "Company") are being registered by the Company for resale by the selling stockholders (the "Selling Stockholders") and include an estimated 1,615,385 shares issuable upon conversion of $1,050,000 in principal amount of Series B 4% Convertible Preferred Stock (the "Series B Preferred"), 1,584,615 Shares issuable upon conversion of $1,030,000 in principal amount of Series C 4% Convertible Preferred Stock (the "Series C Stock"), 1,608,262 Shares of Common Stock already outstanding and 1,200,000 shares issuable upon exercise of Options. The number of shares of Common Stock estimated to be issuable upon conversion of each of the 1,050 shares of Series B Preferred and 1,030 Shares of Series C Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is $1,000 divided by 65% of the closing bid price of the Common Stock on NASDAQ averaged over the five trading days immediately prior to the date of conversion. The closing bid price of the Common Stock was $1.00 per share on September 25, 1998, and as of that date the total number of shares issuable pursuant to the conversion terms of the Preferred Stock was 3,200,000 shares. The holders of Preferred Stock do not have the right to convert to the extent that such conversion would cause the holder to "beneficially' hold more than 5% of the outstanding shares of Common Stock, as such terms defined in Rule 13d-3 of the Securities Exchange Act of 1934.

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders." The expenses of the offering, estimated at $30,000, will be paid by the Company.



         The Common Stock currently trades on the NASDAQ Small Cap Market under the symbol "CALP." On August 14, 1998, the last sale price of the Common Stock as reported on NASDAQ Small Cap Market was $1.00 per share.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PURCHASE OF THESE SECURITIES INVOLVES RISKS.


See "Risk Factors" on page 4.


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.






                               The date of this Prospectus is November __, 1998

         No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers such as the Company that file electronically with the Commission at http://www.sec.gov.


        This Prospectus incorporates by reference the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, its Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1998 and June 30, 1998, its Current Reports on Form 8-K dated February 25, 1998, March 25, 1998 and June 25, 1998, its preliminary proxy statement filed on September 19, 1998, as amended on October 23, 1998, the description of securities included in the Company's Registration Statement on Form 8-A, File No. 0-25114, and all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c) or 14 of the Exchange Act prior to the termination of the offering made hereby. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 1221-B South Batesville Road, Suite B, Greer, South Carolina 29650, telephone (864) 848-5160.


                                                  INDEMNIFICATION

         Pursuant to the Company's Certificate of Incorporation, as amended, the Company may indemnify each of its directors and officers with respect to all liability and loss suffered and reasonable expense incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director of the Company. In addition, the Company may pay the reasonable expenses of indemnified directors and officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

         In addition, as permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that the Company's directors will not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. This provision does not eliminate the duty of care, and injunctive or other forms of non-monetary equitable relief will remain available under Delaware law. In addition, each director continues to be liable for monetary damages for (i) misappropriation of any corporate opportunity in violation of the director's duties, (ii) acts or omissions in bad faith or involving intentional dishonesty, (iii) knowing violations of law, and
(iv) any transaction from which a director derives an improper personal benefit. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws of state or federal environmental laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                                PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the information appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                                    The Company

         In 1997, due to continuing operating losses, management decided to restructure and deleverage the Company. In connection with these plans, the
Company:

                  (a) Ceased operating the California Pro and Kemper licenses, eliminated most of the operating and overhead expenses associated with its sporting goods business and began to concentrate on sub-licensing the Company's trademark rights. In the second quarter of 1997, the Company began liquidating remaining in-line skate, snowboard and accessories inventories.

                  (b) Completed the sale of substantially all of the operating assets of USA Skate Corporation ("USA Skate") and Davtec. The proceeds of the sale of the Company's hockey business were substantially utilized to pay secured revolving lines of credit, purchase the remainder of the trademarks from the previous owner, and partially reduce notes payable of Skate Corporation ("Skate Corp.").


                  (c) Entered into two sub-license  agreements regarding the use of the Kemper name. The Company will rely on the expertise of their sub-licenses to develop, import or manufacture, and market and distribute within their licensed product categories and territories. Effective May 1, 1997 the Company entered into an agreement through April 30, 2000 with United Merchandising Corp., a California corporation ("UMC"). The Company granted UMC a non-exclusive, non-transferable license to manufacture and/or purchase and sell various snowboarding apparel bearing the name and/or logo of "Kemper", in its retail stores in the United States. The royalty rate is the greater 7.5% of the cost to UMC or $30,000 per annum. UMC has an option to renew for one or two additional years. During the first contract year (May 1, 1997 through April 30, 1998) the Company received royalties of approximately $34,300. Effective in February 1998 the Company entered into a two year exclusive Licensing Agreement with Jaysport International, Inc., a California corporation ("Jaysport"). Subject to the prior sub-license granted to UMC, the Company sub-licensed to Jaysport the exclusive worldwide right to use the Kemper name and trademark on snowboards, related equipment, clothing and accessories (the "Products"). Jaysport has the option to renew the agreement for additional two year periods thereafter. The agreement includes a royalty payment of 3% net sales on all Products with a minimum royalty of $25,000 per annum. Each of the Kemper sub-licensees offer a full line of products at various price points within their respective product categories. The Company is seeking sub-licensees for the California Pro brand, not only for in-line skates but for other sporting goods categories such as snowboards and water skis.

                  (d) Commenced a search for a merger candidate. As a result of its search, on October 2, 1997, the Company signed a letter of intent to merge with ImaginOn, Inc. ("ImaginOn"), a privately held company, and on January 30, 1998, the company signed an agreement and plan of merger with ImaginOn, whereby there would be an exchange of 100% of the outstanding shares of ImaginOn for an amount equal to 60% of the outstanding post merger common stock of California Pro.

         ImaginOn, formed in March 1996, designs, manufactures and sells: (i) consumer software products for the
CD/DVD-ROM market; and (ii) a navigational tool for sophisticated Internet users. ImaginOn's proprietary
technology, called "Transformation Database Processing and Playback" ("TDPP"),
 enables the creation of new
business and consumer products that provide user-friendly and entertaining access to multimedia databases. TDPP is comprised of twelve software tools, which enable seamless real time access to video, audio, graphics, text html and three-dimensional objects from multiple remote or local databases. The transaction, which is expected to be completed by the fall of 1998, is contingent upon certain customary conditions including, but not limited to, approval by the boards of directors of both companies, a vote by the Company's stockholders (to approve the merger and increase the authorized shares the Company may issue), and the completion of a fairness opinion by an independent valuation company.

         ImaginOn has developed and manufactured a general purpose software application, named "WebZinger" for internet browsers. WebZinger(TM) mediates Web searches for both naive and sophisticated users, increasing efficiency and saving time. ImaginOn's core technology, TDPP, has enabled the creation of a new class of business and consumer products; a hybrid of local and remote database content with seamless real-time access to video, audio, graphics and text. ImaginOn has designed eleven software tools based on TDPP. The first software title "World Cities 2000 San Francisco," an interactive travelogue, is complete.


         The Company's principal executive offices are located at 1221-B South Batesville Road, Suite B, Greer, South Carolina 29650. Its telephone number is
(864) 848-5160.



                                                   The Offering

Securities Offered:                An estimated 6,008,262 shares of Common Stock, $.01 par value per share, including an estimated 1,615,385 shares issuable upon conversion of 1,050 shares of Series B 4% Preferred Stock, 1,584,615 shares issuable upon conversion of
                                   1,030 Shares of Series C 4% Preferred Stock (collectively, the "Preferred Stock").
                                   1,608,262 Shares already outstanding and 1,200,000 Shares issuable upon exercise of options and warrants.  All of the shares of Common Stock offered hereby are offered by the Selling Stockholders for resale.  See "Selling Stockholders".  The conversion price per share of Preferred Stock is equal to 65% of the average closing price of the Common Stock on the five trading days prior to conversion
                                   (or an estimated $.65 per share.)


NASDAQ Small Cap symbol            CALP



                                                   Risk Factors

     Investment in the Shares offered hereby involves a high degree of risk, including the limited operating history of the Company and competition. Investors should carefully consider the various risk factors before investing in the Shares. This Prospectus contains forward looking statements which may involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." See "Risk Factors."

                                                   RISK FACTORS

     The shares of Common Stock offered hereby are highly speculative and involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. The discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

Limited Operations. The Company and ImaginOn have limited business operations. The Company is currently receiving income from sub-licenses it has entered into regarding the use of the Kemper name and trademark for which it has a license. The Company also licenses the California Pro name and trademark and is pursuing entering into sub-licenses. The Company has received no commitment from any party for such sub-license and there can be no assurance that a sub-license will be entered into.


     ImaginOn, organized in March, 1996, is engaged in the business of designing, selling and manufacturing: (i) consumer software products for the rapidly growing "infotainment" and "edutainment" CD/DVD-ROM markets; and (ii) Internet software. Since inception, ImaginOn has been engaged primarily in product development activities. Through June 30, 1998 ImaginOn has had no significant revenues and had a loss from operation of $946,512 and $930,754 for the year ended December 31, 1997 and six months ended June 30, 1998, respectively.


No Inventories. The Company has liquidated its remaining inventory and, therefore, it does not maintain, nor does it intend to accumulate, an inventory of in-line skate, snowboard or hockey products.

     Working Capital Shortages and Operating Losses. Recently, the Company has generated significant operating losses and has failed to generate positive cash flow. As a result, the Company has, and continue to experience, shortages of working capital to fund day to day operations. ImaginOn also has generated significant operating losses and has failed to generate positive cash flow.

     The shortages of working capital and insufficient cash flow have, from time to time, prevented the Company from making prompt payment of current obligations. As a result, the Company is subject to numerous claims for collection of past due amounts and are past due on certain of its debt obligations.

Limited Capitalization. The Company and ImaginOn have only limited financing available to it and is dependent on significant additional financing being available to continue as a going concern.


     On March 13, 1998, the Company began a private placement for the sale of 1,842,000 shares of Skate Corp. common stock it owns, which includes an option to acquire 2,763,000 shares of the Company's common stock in exchange for the Skate Corp. shares. In April and May 1998, the Company received $255,000 from investors acquiring 335,507 shares of Skate Corp. Each of the investors exercised their options to exchange those shares for 167,754 shares of the Company's Series A preferred stock, which automatically converted to 503,262 shares of the Company's common stock on July 15, 1998 upon the shareholders approving an increase in the authorized common shares of the Company from 10,000,000 to 20,000,000. From June 30, 1998 through August 1998 the Company sold 1,050 Shares of Series B and 1,030 Shares of Series C Convertible Preferred Stock at a price of $1,000 per Share, for gross proceeds of $2,080,000.


     In addition to selling the Preferred Stock, the Company may also seek additional equity or debt financing to further fund day to day operations. There can be no assurance that such financing will be available when needed, or that, if available, it will be on satisfactory terms.

     Merger with ImaginOn; Change of Business. The Company has signed a definitive Agreement and Plan of Merger with ImaginOn, Inc. ("ImaginOn"). The closing of this transaction is subject to certain contingencies, including shareholder approval. If the transaction is consummated, the Company's line of business will change to include computer software manufacturing, production and other related activities. Although the Company's management believes the transaction will close upon satisfaction of certain contingencies, there can be no such assurance.

     Antitakeover Provisions in the Company's Corporate Documents. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), of the Company, including the 10,000 shares of Series B 4% Preferred Stock including 1,050 Shares issued to date, and the 1,030 shares of Series C 4% Preferred which have been issued to date and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's stockholders. The voting and other rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The

Company's Board may similarly issue additional shares of Common Stock without any further vote or action by stockholders. Such an issuance could occur in the context of another public or private offering of shares of Common stock or Preferred Stock or in a situation where the Common or Preferred Stock is used to acquire the assets or stock of another company. The issuance of Common or Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company. The
Company has no current plans to issue any additional shares of Common or Preferred Stock other than as described herein. See "Description of Securities."


     Dilutive Effect of Conversion; Redemption. The holders of Series B and Series C Preferred Stock in the aggregate, currently have the right to convert such shares into 3,200,000 Shares of Common Stock, based on a current Market Price of $1.00 per share. In the event of a decline in such Market Price, the number of shares issuable upon conversion of the Preferred Stock could increase until such time as the total number of common shares issued for each class equalled 19.9% of the then outstanding shares of Common Stock for each class, at which time the Company would be obligated to redeem the remaining outstanding and unconverted shares at a price of $1.250 per Share. The Company has no sources of capital to effect such redemption at this time.

                    EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET; LACK OF LIQUIDITY OF LOW
PRICED STOCKS

     If the Company fails to maintain the qualification for its Common Stock to trade on the Nasdaq SmallCap Market, its securities would be delisted from the Nasdaq SmallCap Market. Factors giving rise to such delisting could include, but not limited to, a reduction of the Company's assets to below $1,000,000, stockholders' equity being reduced to below $2,000,000, a minimum bid price being less than $1.00 per share, a reduction to one active market maker or a reduction in the value of the Company's publicly held securities to less than $250,000. In such event, trading, if any, in Cal Pro Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Cal Pro's Common Stock would like be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage if any, of the Company, and lower prices for the Company's securities than might otherwise prevail. If the Company's common stock were to be delisted from the Nasdaq SmallCap Market, it would become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, (the "Penny Stock Rules"), which imposes additional sales practice requirements on broker-dealers which sell such common stock to persons other than established customers and certain institutional investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchasers and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Penny Stock Rules may adversely affect the ability of broker-dealers to sell the Company's common stock and may adversely affect the ability of ImaginOn's shareholders to sell any of the share of Cal Pro Common Stock in the secondary market.


                                       SELECTED FINANCIAL AND OPERATING DATA

     The following selected financial and operating data should be read in conjunction with the Company's financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-KSB (the "Annual Report"), incorporated by reference herein. The statement of operations data for the years ended December 31, 1997 and 1996 and the balance sheet data as of December 31, 1997 incorporated by reference herein, are derived from financial statements of the Company that have been audited by Gelford, Hochstadt, Pangburn & Co., independent accountants. The statement of operations data for the six months ended June 30, 1998 and 1997 and the balance sheet data as of June 30, 1998 and the pro forma balance sheet data as of June 30, 1998 are derived from unaudited financial statements of the Company included in the Company's
Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 ("June 10-QSB"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and in the June 10-QSB.




                                                                 Six Months ended                  Year ended
                                                                     June 30,                     December 31,
                                                              1998            1997           1997             1996
Statement of Operation data:
Net Sales                                                $           --  $   6,776,239   $   9,087,767   $  16,952,904
Gross Profit                                                         --      1,804,092       1,642,423       2,891,870
Loss from operations                                          (885,631)    (1,534,687)     (4,075,182)     (4,690,853)
Loss Before Extraordinary item                              (1,222,313)    (1,426,733)     (5,192,920)     (5,575,882)
Extraordinary Item                                                             197,901         383,705
Net Loss                                                 $  (1,222,313)  $ (1,228,832)   $ (4,809,215)   $ (5,575,882)


Loss Per Share:
Before Extraordinary Item                                $        (.17)  $       (.29)   $       (.94)   $      (1.37)
Extraordinary item                                                                 .04             .07


Loss per common share                                    $        (.17)  $       (.25)   $       (.87)   $      (1.37)
Weighted Average
  shares outstanding                                          7,110,712      4,986,747       5,544,833       4,078,864



                                                                                 June 30, 1998            December 31,
                                                                            Proforma(1)     Historical        1997
Balance Sheet data:
Current Assets                                                           $    2,966,425  $   2,740,783   $   1,377,907
Total Assets                                                                  3,647,338      3,516,179       2,268,627

Working Capital (deficiency)                                                  2,555,909      1,103,571       (400,625)
Shareholders' Equity                                                          3,236,822      1,458,701         104,946


(1) Gives effect to the receipt of $400,000 from the sale of cash from investors who acquired 500,000 shares of the restricted common stock from the Company, the sale of the Series B 4% Preferred Stock for $600,000, less offering costs, and a $90,000 receivable from two officers/shareholders of the Company to purchase the shares of Skate Corp. The unaudited pro forma consolidated balance sheet does not purport to be indicative of the financial position of the Company had the transactions occurred on June 30, 1998.

                                           MARKET PRICE OF COMMON STOCK

     The Company's Common Stock and Warrants have been traded over-the-counter since January 18, 1995 and are currently quoted on the Nasdaq SmallCap Market under the symbols CALP and CALPW, respectively. The following table sets forth the range of high and low bid prices as quoted by Nasdaq. These market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.


                                                                       Common Stock            Warrants
                                                                        Bid Prices            Bid Prices
1998                                                                 High         Low       High       Low
----                                                                 ----         ---       ----       ---
First Quarter (1/1/98-3/31/98)................................     $   1.63   $   1.13   $     .75  $     .44
Second Quarter (4/1/98-6/30/98)...............................     $   1.94   $   1.19   $     .88  $     .50

1997
First Quarter (1/1/97-3/31/97)................................     $   1.53   $    .81   $     .40  $     .25
Second Quarter (4/1/97-6/30/97)...............................     $   2.00   $    .93   $     .68  $  .21875
Third Quarter (7/1/97-9/30/97)................................     $   2.37   $   1.37   $     .75  $   .4375
Fourth Quarter (10/1/97-12/31/97).............................     $   3.06   $   1.06   $    1.15  $   .6875

1996
First Quarter (1/1/96-3/31/96)................................     $   4.62   $   2.56   $    1.92  $  .65625
Second Quarter (4/1/96-6/30/96)...............................     $   4.00   $   2.25   $    1.00  $     .50
Third Quarter (7/1/96-9/30/96)................................     $   3.06   $   1.87   $     .90  $    .375
Fourth Quarter (10/1/96-12/31/96).............................     $   2.31   $   1.25   $     .56  $  .21875

     NASDAQ NOTIFICATION OF DELISTING. The NASDAQ Stock Market, Inc. ("NASDAQ") issued new standards for continued listing of SmallCap Market participants which became effective February 23, 1998. The Company is a SmallCap Market participant and must meet these new requirements. On the effective date, the Company did not meet one of the new requirements of having net tangible assets that exceed $2 million. Under the new standards, NASDAQ has established a review process for companies temporarily out of compliance. The Company filed its written request for a temporary exemption to the new standards on March 27, 1998. Along with the written request, the Company filed a Form 8-K which, on a pro-forma basis, shows compliance with the new continued listing requirements. NASDAQ granted a conditional exceptions to the listing requirements on July 10, 1998, provided the Company completed by August 14, 1998 certain placements (including the placement of Preferred Stock). The Company filed a Form 10-QSB with NASDAQ on August 14, 1998, and the Company subsequently received on August 20, 1998 notice from NASDAQ that the Company has evidenced compliance with all requirements necessary for continued listing on the NASDAQ SmallCap Market.

     The number of record holders of the Company's Common Stock as of August __, 1998 was approximately ___. Based on information from the brokerage community, the Company believes that its Common Stock and Warrants each are held beneficially by more than 300 persons.

     The Company has not declared or paid dividends on its Common Stock, nor does it anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to fund operations and for the continued development of its business. No dividends may be paid on Common Stock unless all accrued and unpaid dividends have been paid on the Preferred Stock.

                                               PLAN OF DISTRIBUTION

     The shares of Common Stock of the Company offered by the Selling Stockholders (the "Shares") will be offered at market prices, as reflected on NASDAQ. The aggregate number of shares offered for resale upon conversion of the Preferred Stock will be based on the conversion rate in effect at the time of conversion. It is anticipated that Selling Stockholders will sell their shares of Common Stock on NASDAQ in which case registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. No specific brokers or dealers have been identified, and no person has agreed to sell or take down any shares. The expenses of the offering, estimated at $30,000, will be paid entirely by the Company. Selling Stockholders may also sell their shares of Common Stock in off-the-market transactions at market price in which case no commissions would be paid. The Selling
Stockholders and broker dealers who act in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any sales commissions or resales of the Common Stock as a principal by such broker dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


                                               SELLING STOCKHOLDERS


     The number of shares of Common Stock estimated to be issuable upon conversion of each of the 1,050 shares of Series B Preferred and 1,030 Shares of Series C Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is $1,000 divided by 65% of the closing bid price of the Common Stock on NASDAQ averaged over the five trading days immediately prior to the date of conversion. The number of shares in the table below is based upon a rate of $.65, or approximately 1538.46 shares of Common Stock per share of Series B and C Preferred. The Selling Stockholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between the Company and any Selling Stockholder is set forth below.


                                                                                          Percent of


                                                                                           Common Stock
                                         Number of                        Number of           Before
Name                                 Preferred Shares       Class       Common Shares       Offering(1)



The Augustine Fund(2)                       200               B           307,692               2.6%
Congregation Beth Mordecai(3)               200               B           307,692               2.6%
Dale N. Stein                                25               B            38,462                  *
C. Jessie Reggio                             75               B           115,385                  *
Zaken Limited(4)                            200               B           307,692               2.6%
Matthew Holstein                             50               B            76,923                  *
Russell G. Kraus                             25               B            38,462                  *
The Four Corporation
  Defined Benefit Pension Trust(5)           25               B            38,462                  *
Tabacalara, Ltd.(6)                         100               B           153,846               1.3%
Keith Mazer(10)                              50               B            76,923                  *
Bertek Realty(7)                            100               B           153,846               1.3%
The Shaar Fund, Ltd.(8)                   1,030               C         1,584,615              12.1%
Liberty Capital Group, Inc.(9)                                          1,400,000              11.4%
World Capital Funding, L.L.C.(10)                                         325,000               2.8%
Wayne Mills IRA                                                           250,000               2.1%
Jeffrey Werbalowsky                                                        62,500                  *
John Skeleton                                                              62,500                  *
Richard Lockwood                                                           62,500                  *
Craig Avery                                                                62,500                  *
John Black                                                                 69,076                  *
John Burford                                                               98,678                  *
Jim Burford, M.D.(11)                                                      98,678                  *
David Saltiel                                                               9,868                  *
William Pallack                                                            49,340                  *


                                                         9




Richard Cammeron                                                           49,340                  *
Joseph Maenza                                                             128,282                1.1
Gary Tice                                                                  80,000                  *

   Totals                                 2,080               -         6,008,262              57.1%

*less than 1%


(1) The holders of Preferred Stock do not have the right to convert to the extent that such conversion would cause the holder to "beneficially" hold more than 5% of the outstanding shares of Common Stock, as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934.


(2)      Thomas Duszynski controls the voting of the shares of The Augustine
 Fund.

(3) Sholom Taversky controls the voting of the shares of Congregation Beth Mordechei.

(4)      Bernard Muller controls the voting of the shares of Zaken Limited.

(5) Jonathan Holstein controls the voting of the shares of The Four Corporation Defined Benefit Pension Trust.

(6)      Messod Maxo controls the voting of the shares of Tabacalera.

(7)      Lazar Leybovich controls the voting of the shares of Bertek Realty.

(8)      Samuel Levinson controls the voting of the shares of The Shaar Fund.

(9) Includes options to purchase 1,000,000 shares of Common Stock. Jay Grieg is the principal officer, director and shareholder of Liberty Capital. Liberty Capital has entered into a public relations campaign contract with the Company pursuant to which it is entitled to receive $200,000 in cash, $550,000 in value of free trading stock, and options to purchase the 1,000,000 shares listed above. As of the date of this Prospectus, Liberty Capital has received $100,000 in cash and 100,000 shares of common stock.

(10) Keith Mazer is the principal officer, director and member of World Capital Funding, LLC. Includes as to World Capital Funding 125,000 Shares of Common Stock and 200,000 shares issuable upon exercise of warrants. World Capital Funding, LLC received a consulting fee of $249,600 in connection with advising the Company with respect to the Placement of Preferred Stock and other capitalization strategies.

(11)     Jim Burford, MD is the brother of John Burford.

                                             DESCRIPTION OF SECURITIES

Common Stock


     The Company's Articles of Incorporation authorizes the issuance of 20,000,000 shares of Common Stock, $.01 par value per share, of which 11,479,727 shares were outstanding as of July 31, 1998. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.


     The transfer agent for the Common Stock is Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado, 80202.

Preferred Stock


     The Company's Certificate of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, $.01 par value, of which as of July 31, 1998 1,050 shares of Series B Preferred and 1,030 shares of Series C Preferred, are outstanding. The Preferred Stock is convertible into shares of common stock at the option of the holders, and is mandatorily convertible three years after issuance. See "Selling Stockholders". The annual dividend rate for the Series B and Series C Preferred is $40.00 per share, when, as and if declared by the Company's Board of Directors. If not declared, dividends will accumulate and be payable in the future. Full dividends must be paid or set aside on the Series B and Series C Preferred Stock before dividends may be paid or set aside on the Company's Common Stock. A liquidation shall be deemed to occur in the event of any voluntary liquidation, the sale of substantially all the assets of the Company or certain changes of control and similar transactions. The holders of Series B and Series C Preferred have a liquidation preference of $1,300 per share over the Common Stock. In the event the holders of Series A Preferred Stock or Series B Preferred Stock, in the aggregate, have converted into Shares of Common Stock in excess of 19.99% of the outstanding Shares of Common Stock (measured separately for each series) then the Company is required to redeem the remaining shares of such class at a price of $1,250 per Share, together with unpaid dividends. The Company does not expect to declare or pay such dividends in the foreseeable future. The Company may issue additional preferred stock in the future. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.


     The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Certificate of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings.

     The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

                                                   LEGAL MATTERS

     The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

     The financial statements of the Company as of December 31, 1997 and for the years ended December 31, 1997 and 1996, incorporated by reference in this Prospectus from the Annual Report on Form 10-KSB, have been incorporated herein in reliance on the report of Gelfond Hochstadt Pangburn & Co., independent certified public accountants, given on the authority of said firm as experts in accounting  and auditing.

     No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                                 TABLE OF CONTENTS
                                                                                                               Page
Additional Information....................................................................................       2
Prospectus Summary........................................................................................       3
Risk Factors..............................................................................................       6
Market Price of Common Stock..............................................................................       8
Selling Stockholders......................................................................................      10
Description of Securities.................................................................................      10
Legal Matters.............................................................................................      11
Experts...................................................................................................      11

6,008,262 SHARES

                                            CALIFORNIA PRO SPORTS, INC.
                                                      PART II
Item 14.      Other Expenses of Issuance and Distribution.


              Filing fee under the Securities Act of 1933                                       $        2,182.81
              Blue Sky qualification fees and expenses(1)                                                1,000.00
              Printing and engraving(1)                                                                  2,000.00
              Legal Fees                                                                                15,000.00
              Accounting Fees                                                                            6,800.00
              Miscellaneous(1)                                                                           3,017.19

              TOTAL                                                                             $       30,000.00
                                                                                                =================

(1)  Estimates


Item 15.      Indemnification of Directors and Officers.

              Pursuant to the Company's Certificate of Incorporation, as amended, the Company may indemnify each of its directors and officers with respect to all liability and loss suffered and reasonable expense incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director of the Company. In addition, the Company may pay the reasonable expenses of indemnified directors and officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

              In addition, as permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that the Company's directors will not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. This provision does not eliminate the duty of care, and injunctive or other forms of non-monetary equitable relief will remain available under Delaware law. In addition, each director continues to be liable for monetary damages for (i) misappropriation of any corporate opportunity in violation of the director's duties, (ii) acts or omissions in bad faith or involving intentional dishonesty, (iii) knowing violations of law, and
(iv) any transaction from which a director derives an improper personal benefit. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws of state or federal environmental laws.

Item 16.      Exhibits


              Exhibits being filed herewith are listed below.

              Number       Description

              3.1          Certificate of Incorporation of the Registrant.  (INCORPORATED BY REFERENCE TO
                           EXHIBIT 3.1 TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM
                           SB-2, REGISTRATION NO. 33-85108 AS FILED WITH THE SECURITIES AND
                           EXCHANGE COMMISSION "SEC" ON OCTOBER 13, 1994 (THE "1994
                           REGISTRATION STATEMENT").)

              3.2          Bylaws as currently in effect. (INCORPORATED BY REFERENCE TO EXHIBIT 3.2
                           TO THE 1994 REGISTRATION STATEMENT.)


                                                        14




              3.3          Certificate of Designations for Series B 4% Convertible Preferred Stock.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 3.(I).1 OF THE REGISTRANT'S
                           JUNE 30, 1998 10-QSB.)

              3.4          Certificate of Designations for Series C 4% Convertible Preferred Stock.  FILED
                           HEREWITH.

              4.1          Specimen of Common Stock certificate.  (INCORPORATED BY REFERENCE TO
                           EXHIBIT 4.1 TO AMENDMENT NO. 4 TO THE 1994 REGISTRATION STATEMENT,
                           FILED WITH THE SEC ON DECEMBER 22, 1994 ("1994 AMENDMENT #4).)

              5.0          Opinion of Hand & Hand.  FILED HEREWITH.

              10.1         Manufacturing Agreement, dated April 1, 1993, between the Registrant and Playmaker.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.2 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.2         Exclusive License Agreement, dated April 1, 1993, between the Registrant and Playmaker.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.4 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.3(a)      Indemnity letter agreement, dated April 1, 1993, between the Registrant and Playmaker.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.8(A) TO THE 1994
                           REGISTRATION STATEMENT.)

              10.3(b)      Patent License Agreement, dated April 1, 1993 and Assignment thereof.
                           (INCORPORATED BY REFERENCE TO EXHIBIT  10.8(B) TO THE 1994
                           REGISTRATION STATEMENT.)

              10.4         Loan and Security Agreement, dated April 1, 1993, with LaSalle National Bank, N.A.
                           ("Loan Agreement").  (INCORPORATED BY REFERENCE TO EXHIBIT 10.10 TO
                           THE 1994 REGISTRATION STATEMENT.)

              10.5(a)      Amendment, dated June 15, 1994, to Loan Agreement.  (INCORPORATED BY
                           REFERENCE TO EXHIBIT 10.10(A) TO AMENDMENT NO. 1 TO THE 1994
                           REGISTRATION STATEMENT, FILED WITH THE SEC ON OCTOBER 28, 1994
                           ("1994 AMENDMENT #1).)

              10.5(b)      Consent and Amendment, dated August 3, 1994, to Loan Agreement. (INCORPORATED
                           BY REFERENCE TO EXHIBIT 10.10(B) TO 1994 AMENDMENT #1.)

              10.5(c)      Amendment, dated August 30, 1995, to Loan Agreement. (INCORPORATED BY
                           REFERENCE TO EXHIBIT 10.10(C) TO REGISTRATION STATEMENT ON FORM
                           SB-2, REGISTRATION NO. 33-98898 ("REGISTRATION STATEMENT 33-98898.")

              10.6         Demand Note, dated April 1, 1993. (INCORPORATED BY REFERENCE TO EXHIBIT
                           10.11 TO THE 1994 REGISTRATION STATEMENT.)

              10.7         Continuing Unconditional Guaranties, dated April 1, 1993, of Henry Fong and Michael
                           S. Casazza.  (INCORPORATED BY REFERENCE TO EXHIBIT 10.12 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.8         Letter Agreement, dated April 1, 1993, from the Registrant to LaSalle.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.13 TO THE 1994
                           REGISTRATION STATEMENT.)

                                                        15





              10.9         1994 Stock Option Plan. (INCORPORATED BY REFERENCE TO EXHIBIT 10.14 TO
                           THE 1994 REGISTRATION STATEMENT.)

              10.10        License Agreement, dated July 28, 1994, between Front 500 Corporation and CP.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.16 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.11        Exclusive Distributorship  Agreement, dated March 1994, with Maneuverline Co. Ltd.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.20 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.12        Exclusive Distributorship Agreement, dated March 1, 1991, with Airtool Ltd.
                           (Incorporated by reference to Exhibit 10.21 to the 1994 Registration Statement.)

              10.13        Exclusive Distributorship Agreement, dated June 15, 1994, with Wolf Strobel Sportswear
                           GMBH. (INCORPORATED BY REFERENCE TO EXHIBIT 10.22 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.14        License Agreement, dated May 10, 1995, granted by California Pro, Inc. to Big5 Co., Ltd.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.23 IN REGISTRATION
                           STATEMENT 33-98898.)

              10.15        Form of Warrant related to the Registrant's issuance of warrants to purchase up to 200,000 shares of Common Stock. (INCORPORATED  BY REFERENCE TO EXHIBIT 10.29(A)
                           TO THE 1994 REGISTRATION STATEMENT.)

              10.16        Form of Warrant related to the issuance of warrants to purchase up to 21,000 shares of
                           Common Stock. (INCORPORATED BY REFERENCE TO EXHIBIT 10.29(C) TO 1994
                           AMENDMENT #1.)

              10.17        Form of Indemnity Agreements for the Registrant's directors and officers.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.31 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.18        Lease Agreement, dated February 16, 1993, for office space, as amended by letter agreement dated February 16, 1994. (INCORPORATED BY REFERENCE TO EXHIBIT
                           10.32 TO THE 1994 REGISTRATION STATEMENT.)

              10.19        Patent License Agreement, with Out of Line Sports, Inc. dated as of September 30, 1994.
                           (INCORPORATED  BY REFERENCE TO EXHIBIT 10.33 TO THE 1994
                           REGISTRATION STATEMENT.)

              10.20        Trademark License Agreement, dated as of September 30, 1994. (INCORPORATED BY
                           REFERENCE TO EXHIBIT 10.34 TO THE 1994 REGISTRATION STATEMENT.)

              10.21        Agreement, dated October 31, 1994, between California Pro Sports, Inc. and Playmaker related to royalty payments. (INCORPORATED BY REFERENCE TO EXHIBIT 10.35
                           TO AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT, FILED WITH
                           THE SEC ON NOVEMBER 16, 1994 ("1994 AMENDMENT #2").)

              10.22        Form of Warrant related to the Registrant's issuance of warrants to purchase up to 300,000 shares of Common Stock.  (INCORPORATED BY REFERENCE TO EXHIBIT 10.37 IN
                           REGISTRATION STATEMENT 33-98898.)


                                                        16




              10.23        Letter  Agreement  dated  August  24,  1995 among the
                           Registrant and Warren  Amendola,  Patricia  Amendola,
                           Three  R  Sales,   Inc.,   Three  R  Profit   Sharing
                           Retirement   Plan  and  USA   Skate   Company,   Inc.
                           (Incorporated   by  reference  to  Exhibit  10.38  in
                           Registration Statement 33-98898.)

              10.24        Form of Warrant related to the Registrant's  issuance
                           of  warrants  to  purchase  up to  150,000  shares of
                           Common  Stock  with  Registration  Rights  Agreement.
                           (INCORPORATED   BY  REFERENCE  TO  EXHIBIT  10.39  IN
                           REGISTRATION STATEMENT 33-98898.)

              10.25        Stock  Purchase  Agreement  effective as of April 30,
                           1996 by and  among  Warren  Amendola,  Sr.,  Patricia
                           Amendola,  Three R Profit  Sharing  Retirement  Plan,
                           Warren  Amendola,  Jr.,  Richard Amendola and Russell
                           Amendola, as sellers, and USA, as purchaser,  and the
                           Registrant,    including   the   following    exhibit
                           agreements  thereto.  (INCORPORATED  BY  REFERENCE TO
                           EXHIBIT 10.1 TO THE REGISTRANT'S  FORM 8-K, FILED MAY
                           30,  1996,  REPORTING  AN  EVENT  ON  MAY  15,  1996,
                           COMMISSION FILE NO. 0-25114 (THE "1996 FORM 8- K").)

              10.26(a)     Exhibit A  -  USA's Promissory Note to sellers in the principal amount of $1,050,000, with related Guaranty.  (INCORPORATED BY REFERENCE TO EXHIBIT 10.1(A) TO
                           THE 1996 FORM 8-K.)

              10.26(b)     Exhibit B - License Agreement from Warren Amendola, Sr. to USA Skate, with related
                           Guaranty. (INCORPORATED BY REFERENCE TO EXHIBIT 10.1(B) TO THE 1996
                           FORM 8-K.)

              10.26(c)     Exhibit C - Consulting and Non-Competition Agreement among Warren Amendola,  Sr.,
                           USA and the Registrant, with related Guaranty.  (INCORPORATED BY REFERENCE
                           TO EXHIBIT 10.1(C) TO THE 1996 FORM 8-K.)

              10.26(d)     Exhibit D - Escrow Agreement by and among Warren Amendola, Sr., USA, the Registrant and Blau, Kramer, Wactlar & Lieberman,  P.C. (INCORPORATED BY REFERENCE TO
                           EXHIBIT 10.1(D) TO THE 1996 FORM 8-K.)

              10.26(e)(1)  Exhibit E1 - Employment Agreement between USA Skate and Warren Amendola, Sr.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.1(E)(1) TO THE 1996 FORM
                           8-K.)

              10.26(e)(2)  Exhibit  E2  -  Non-Disclosure  and   Non-Competition
                           Agreement  by and among  Warren  Amendola,  Jr.,  USA
                           Skate,  USA  and  the  Registrant.  (INCORPORATED  BY
                           REFERENCE  TO  EXHIBIT  10.1(E)(2)  TO THE 1996  FORM
                           8-K.)

              10.26(e)(3)  Exhibit E3 - Non-Disclosure and Non-Competition Agreement by and among Richard
                           Amendola, USA Skate, USA and the Registrant. (INCORPORATED BY REFERENCE
                           TO EXHIBIT 10.1(E)(3) TO THE 1996 FORM 8-K.)

              10.26(f)     Exhibit F - Registration Rights Agreement by and among the sellers and USA, with related Guaranty.  (INCORPORATED BY REFERENCE TO EXHIBIT 10.1(F) TO THE
                           1996 FORM 8-K.)

              10.26(g)     Exhibit G - Guaranty for the benefit of Patricia Amendola.  (INCORPORATED BY
                           REFERENCE  TO EXHIBIT  10.1(G) TO THE 1996 FORM 8-K.)

              10.26(h)     Exhibit H - Davtec's Promissory Note to Warren Amendola, Sr. in the principal amount of $125,000,  with related Guaranty. (INCORPORATED BY REFERENCE TO EXHIBIT
                           10.1(H) TO THE 1996 FORM 8-K.)

                                                        17





              10.27(a)     Loan and  Security  Agreement  between  USA Skate and
                           LaSalle National Bank (the "USA Skate Loan Agreement)
                           (INCORPORATED  BY REFERENCED  TO EXHIBIT  10.27(A) TO
                           THE COMPANY'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER
                           31, 1996 (THE "1996 FORM 10-KSB").)

              10.27(b)     Demand Note related to the USA Skate Loan Agreement.  (INCORPORATED BY
                           REFERENCE TO EXHIBIT 10.2(A) TO THE 1996 FORM 8-K.)

              10.27(c)(1)  Guaranty of the USA Skate Loan by the Registrant, California Pro, Inc. and USA.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.27(C)(1) TO THE 1996 FORM
                           10-KSB.)

              10.27(c)(2)  Guaranty of the USA Skate Loan by Henry Fong.  (INCORPORATED BY REFERENCE
                           TO EXHIBIT 10.27(C)(2) TO THE 1996 FORM 10-KSB.)

              10.27(c)(3)  Guaranty of the USA Skate Loan by Michael Casazza.  (INCORPORATED BY
                           REFERENCE TO EXHIBIT 10.27(C)(3) TO THE 1996 FORM 10-KSB.)

              10.27(d)     Letter from the Registrant, USA and Three R Sales, Inc. to LaSalle National Bank.
                           (INCORPORATED BY REFERENCE TO EXHIBIT 10.2(C) TO THE 1996 FORM 8-K.)

              10.28(a)     Letter Amendment, dated as of April 30, 1996, to the Loan Agreement dated April 1,
                           1993 between California Pro, Inc. and LaSalle National Bank, as amended (the "CP
                           Loan").  (INCORPORATED BY REFERENCE TO EXHIBIT 10.3(A) TO THE FORM
                           8-K.)

              10.28(b)     Guaranty of the CP Loan by USA Skate. (Incorporated  by reference to Exhibit 10.3(b)
                           to the 1996 Form 8-K.)

              10.29        Lease Agreement, dated November 1, 1996, between Philip Calabrese and USA Skate Co.,
                           Inc. (INCORPORATED BY REFERENCE TO EXHIBIT 10.31 IN REGISTRATION
                           STATEMENT 33-98898.)

              10.30(a)     Asset Purchase Agreement, dated September 10, 1997 by
                           and among Les  Equipements  Sportifs Davtec Inc., USA
                           Skate  Co.,   Inc.,   USA  Skate   Corporation,   the
                           Registrant,   Rawlings   Canada  Inc.   and  Rawlings
                           Sporting  Goods  Company,   Inc.   (INCORPORATED   BY
                           REFERENCE  TO EXHIBIT  10.1(A) TO  REGISTRANT'S  FORM
                           8-K, FILED SEPTEMBER 29, 1997,  REPORTING AN EVENT ON
                           SEPTEMBER 12, 1997,  COMMISSION FILE NO. 0-25114 (THE
                           "1997 FORM 8-K").)

              10.30(b)     Exhibit A - Escrow  Agreement,  dated  September  12,
                           1997 by and among  Les  Equipements  Sportifs  Davtec
                           Inc.,  USA Skate Co.,  Inc.,  Rawlings  Canada  Inc.,
                           Rawlings Sporting Goods Company, Inc. and the Bank of
                           New  York.  (INCORPORATED  BY  REFERENCE  TO  EXHIBIT
                           10.1(B) TO REGISTRANT'S 1997 FORM 8-K.)

              10.30(c)     Exhibit C - Guaranty, dated September 12, 1997 for Rawlings Canada Inc. and Rawlings
                           Sporting Goods Company, Inc. (INCORPORATED BY REFERENCE TO EXHIBIT
                           10.1(C) TO REGISTRANT'S 1997 FORM 8-K.)

              10.31        Agreement and Plan of Merger, dated January 30, 1998 by and among the Registrant,
                           ImaginOn, Inc. and ImaginOn Acquisition Corp.  (INCORPORATED BY REFERENCE
                           TO EXHIBIT 95 SAME NUMBER TO REGISTRANT'S 1997 FORM 10-KSB.)

              11.1         Statement Re: Computation of Per Share Earnings.  FILED HEREWITH.


                                                        18




              21.1         List of Subsidiaries. (INCORPORATED BY REFERENCE TO EXHIBIT 21.1 IN
                           REGISTRATION STATEMENT 33-98898.)

              23.1         Consent of Independent Accountants.  FILED HEREWITH.

              23.2         Consent of Hand & Hand, (INCLUDED IN EXHIBIT 5.)

*  Management contract or compensatory plan or agreement.

Item 17.      Undertakings.

              (a)      The undersigned registrant hereby undertakes:

                       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                (i)      To include any prospectus required by
 section 10(a)(3) of the Securities Act
                                         of 1933;

                                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                         Provided,   however,   that  paragraphs
                                         (a)(1)(i)  and  (a)(1)(ii) do not apply
                                         if  the  information   required  to  be
                                         included in a post-effective  amendment
                                         by those  paragraphs  is  contained  in
                                         periodic    reports    filed   by   the
                                         registrant  pursuant  to  section 13 or
                                         section   15(d)   of   the   Securities
                                         Exchange   Act   of   1934   that   are
                                         incorporated   by   reference   in  the
                                         registration statement.

                       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the
                       Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the
                       Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (i)      The undersigned registrant hereby undertakes that:

                       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                       (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 18.      Not Applicable.

                                                    SIGNATURES


              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greer, State of South Carolina on October 30, 1998.


                                               CALIFORNIA PRO SPORTS, INC.



                                               By:  /s/ Barry S. Hollander

                                         Barry S. Hollander, Acting President


         The undersigned officer and/or director of California Pro Sports, Inc., a Delaware corporation (the "Corporation"), hereby constitutes and appoints Barry S. Hollander and Henry Fong, with full power of substitution and resubstitution, as attorney to sign for the undersigned in any and all capacities this Registration Statement and any and all amendments thereto, and any and all applications or other documents to be filed pertaining to this Registration Statement with the Securities and Exchange Commission or with any states or other jurisdictions in which registration is necessary to provide for notice or sale of all or part of the securities to be registered pursuant to this Registration Statement and with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 30, 1998.




                                                By:      /s/ Henry Fong
                                               Henry Fong, Chief Executive
                                                     Officer and Director


                                                    /s/ Barry S. Hollander
                                           Barry S. Hollander, Chief Financial
                                       Officer and Principal Accounting Officer

                                                      /s/ Brian C. Simpson
                                                   Brian C. Simpson, Director

                                                         /s/ Hung-Chang Yang
                                                   Hung-Chang Yang, Director